EXHIBIT 99.1

FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS

NBT BANCORP INC. COMPLETES LEADERSHIP TRANSITION
Kingsley, Stagliano, Burns and Hyle Promoted

NORWICH, NY (May 21, 2024) – NBT Bancorp Inc. (“NBT” or the “Company”) (NASDAQ: NBTB) announced that its CEO Succession Plan unanimously approved by NBT’s Board of Directors in January was executed today with Scott A. Kingsley succeeding John H. Watt, Jr. as NBT’s fifteenth President and Chief Executive Officer. Kingsley was also elected to NBT’s Board of Directors. Watt will continue to serve on the Board and has been named Vice Chairman.

NBT also announced the promotion of Joseph R. Stagliano to President of NBT Bank, N.A., the Company’s wholly-owned banking subsidiary, Annette L. Burns to Executive Vice President and Chief Financial Officer, and Shauna M. Hyle to Executive Vice President, Retail Community Banking.

NBT Board Chairman Martin A. Dietrich said, “Smooth leadership transitions are a characteristic of high-performing companies. The Board enthusiastically and unanimously approved the succession plan we announced in January. We thank John for the vision and energy he has invested in NBT, and we are fortunate to have a tested and aligned Executive Management Team with strong and experienced leaders like Scott, Joe, Annette and Shauna.”

Kingsley joined NBT in 2021 as Executive Vice President and Chief Financial Officer. He has more than 35 years of experience, including 16 years as a member of the management team at Community Bank System, Inc., where he served as Chief Operating Officer and, prior to that, as Chief Financial Officer. Kingsley started his career with PricewaterhouseCoopers, LLP before joining the Carlisle Companies, Inc., a publicly traded global manufacturer and distributor, where he served in financial and operational leadership roles. A Certified Public Accountant, Kingsley earned his bachelor’s degree in accounting from Clarkson University. He is an active community advocate, volunteer and fundraiser. He currently serves on the Crouse Health Foundation Board of Trustees and the Audit and Finance Committee for the Catholic Diocese of Syracuse and was previously Chair of the Board of Directors of the Food Bank of Central New York.

Stagliano has over 30 years of experience in the financial services industry. Prior to his promotion to President of NBT Bank, N.A., he held the positions of President of Retail Community Banking and Chief Information Officer. He joined NBT in 1999 and was promoted to Chief Information Officer and joined the Company's Executive Management Team in 2006. In 2016, he assumed responsibility for Retail Banking in addition to his duties as Chief information Officer. In 2018, Stagliano was named President of Retail Community Banking. Before joining NBT, he was employed by MetLife. He earned his bachelor's degree in business and public management from SUNY Polytechnic Institute in Utica. Active in his community, Stagliano serves as Chair of the UHS Chenango Memorial Hospital Board of Directors, and he is on the Board of Directors of United Health Services, Inc. and the Norwich Building Tomorrow Foundation Inc.

Burns joined NBT in 2013 with the Company’s acquisition of Alliance Bancorp. A Certified Public Accountant, she has 30 years of experience in accounting and finance. She started her career at PricewaterhouseCoopers, LLP and advanced to Business Assurance Manager. After joining NBT, she served as Corporate Controller and Senior Corporate Controller before promotion to her most recent role as Chief Accounting Officer. She also served as Interim Chief Financial Officer in 2021 before Kingsley joined the Company. Burns earned her bachelor’s degree in business administration from St. Bonaventure University. She serves as a board member and treasurer for the United Way of Mid Rural New York and is a past board member of the Chenango Arts Council.

Hyle joined NBT in 2008. Prior to her promotion to Executive Vice President of Retail Community Banking, she oversaw NBT’s Consumer Lending business and provided executive sponsorship for the Company’s national benefits administration business, EPIC Retirement Plan Services, headquartered in Rochester, NY. In addition to these responsibilities, her newly expanded role also includes oversight of Retail Banking, Business Banking and Marketing. Hyle served as Senior Vice President and Chief Risk Officer from 2013 to 2017. Prior to that, she was Corporate Controller and managed NBT's accounting and finance function. Before joining NBT, she was a manager with PricewaterhouseCoopers, LLP, providing audit and attestation services to clients in the firm's Syracuse and Boston offices. She is a Certified Public Accountant and earned her bachelor's degree in accounting from SUNY Geneseo. She serves on the Board of Directors of UHS Chenango Memorial Hospital.

Corporate Overview
NBT Bancorp Inc. is a financial holding company headquartered in Norwich, NY, with total assets of $13.44 billion at March 31, 2024. The Company primarily operates through NBT Bank, N.A., a full-service community bank, and through two financial services companies. NBT Bank, N.A. has 154 banking locations in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire, Maine and Connecticut. EPIC Advisors, Inc., based in Rochester, NY, is a national benefits administration firm. NBT Insurance Agency, LLC, based in Norwich, NY, is a full-service insurance agency. More information about NBT and its divisions is available online at: www.nbtbancorp.com, www.nbtbank.com, www.epicrps.com and www.nbtinsurance.com.

Contact:	Florence R. Doller
Senior Vice President and Director of Corporate Communications
NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
607-337-6118